UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

--------------------

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 16, 2010

UniTek Global Services, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-28579 (Commission File Number)	75-2233445 (IRS Employer Identification No.)

1777 Sentry Parkway West, Blue Bell, PA (Address of Principal Executive Offices)	19422 (Zip Code)

Registrant’s telephone number, including area code:  (267) 464-1700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

As previously disclosed, on November 16, 2010, UniTek Global Services, Inc. (the “Company” or the “Registrant”) entered into several agreements in connection with the closing on that date of the Company’s registered public offering (the “Offering”) of 19,000,000 shares of its common stock, par value $0.00002 per share (the “Common Stock”), pursuant to the Company’s Registration Statement on Form S-1 (Commission File No. 333-168854) (the “Registration Statement”).  These agreements are:

1.           The Series B Preferred Stock Conversion Agreement (the “Conversion Agreement”), dated as of November 16, 2010, by and among the Company and the holders of the Series B Convertible Preferred Stock of the Company, par value $0.00002 per share (the “Series B Preferred Stock”), set forth on the signature pages thereto.

As described in the prospectus included in the Registration Statement (the “Prospectus”), the Conversion Agreement provided for the conversion of the Series B Preferred Stock into shares of the Common Stock in a manner that gave effect to the two-for-one liquidation preference of the Series B Preferred Stock and a conversion price representing a 6.5% discount to the offering price to the public of the shares of Common Stock issued and sold in the Offering.

2.           The Nominating Agreement (the “Nominating Agreement”), dated as of November 16, 2010, by and among the Company and those holders of capital stock of the Company listed on Exhibit A thereto.

As described in the Prospectus, the Nominating Agreement memorializes an agreement between the Company and certain of its stockholders who are affiliates of HM Capital Partners, LLC, that so long as those entities collectively own beneficially or of record or otherwise have the right to vote or consent with respect to certain threshold levels of the outstanding shares of the Common Stock, they will have the collective right to nominate up to three directors. The agreement also contains provisions designed to comply with the interpretations of the NASDAQ Global Market, which provide that the number of nominees who can be designated as a percentage of a board cannot exceed the approximate percentage ownership in the company by the nominating party.

3.           The Monitoring & Oversight Termination Agreement (the “M&O Termination Agreement”), dated as of November 16, 2010, by and among the Company, BCI Communications, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, Unitek USA, LLC, a Delaware limited liability company, UniTek Holdings, Inc., a Delaware corporation (together with its successors, “Holdings”), UniTek Midco, Inc., a Delaware corporation and UniTek Acquisition, Inc., a Delaware corporation, and HM Capital Partners I, LP, a Delaware limited partnership (together with its successors, “HM LP”).

As described in the Prospectus, the M&O Termination Agreement terminated the Company’s Monitoring & Oversight Termination Agreement and calls for the Company to pay a termination fee of $4.3 million (payable in cash or stock, as described below) that would only become payable once the following two conditions are met:

•	The Sector Performance Fund, LP, a Delaware limited partnership (the “Sector Fund”), which is an affiliate of HM LP, sells its entire ownership stake in the Company, and
•
the average price per share of Common Stock realized by the Sector Fund is above its basis, which basis will be calculated as of the closing of the Offering when the Series B Preferred Stock owned by the Sector Fund converts into Common Stock.

If the two conditions above are met and the termination payment becomes payable, the Company will be entitled to satisfy this obligation in either cash or shares of the Common Stock, at its sole discretion. If payment is made in shares of the Common Stock, the stock price would be calculated using the 20-day trailing average share price as of the date that the two conditions above are met and the termination payment becomes payable.

4.           The Credit Support Termination Agreement (the “Credit Support Termination Agreement”), dated as of November 16, 2010, by and among the Sector Fund, SPF SBS LP, a Delaware limited partnership, Holdings and the Company.

As described in the Prospectus, the Credit Support Termination Agreement terminated the Company’s Credit Support Agreement upon the consummation of the Offering and the repayment in full of all indebtedness under the BMO Loan (as defined in the Credit Support Agreement).  The BMO Loan was repaid in full with proceeds of the Offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEK GLOBAL SERVICES, INC.

Date: November 22, 2010	By:	/s/ Ronald J. Lejman
Name: Ronald J. Lejman
Title: Chief Financial Officer and Treasurer